                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 13)*

                                 Media 100 Inc.
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)

                                    58440W105
                                 (CUSIP number)

                                December 31, 2002
             (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO.                          58440W105
--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Alfred A. Molinari, Jr.
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   The United States of America

--------------------------------------------------------------------------------
  NUMBER OF                5   SOLE VOTING POWER

   SHARES                      439,657
                           -----------------------------------------------------
BENEFICIALLY               6   SHARED VOTING POWER

  OWNED BY                     None
                           -----------------------------------------------------
    EACH                   7   SOLE DISPOSITIVE POWER

 REPORTING                     439,657
                           -----------------------------------------------------
   PERSON                  8   SHARED DISPOSITIVE POWER

    WITH:                      None
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   439,657

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (See Instructions)
                                                                        [ ]

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.4%

--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (See Instructions)

   IN

--------------------------------------------------------------------------------

ITEM 1.

(a) Name of Issuer:

    Media 100 Inc.

(b) Address of Issuer's Principal Executive Offices:

    450 Donald Lynch Boulevard, Marlboro, Massachusetts 01752-4748

ITEM 2.

(a) Name of Person Filing:

    Alfred A. Molinari, Jr.

(b) Address of Principal Business Office or, if none, Residence:

    100 Locke Drive, Marlboro, Massachusetts 01752

(c) Citizenship:

    United States

(d) Title of Class of Securities:

    Common Stock

(e) CUSIP Number:

    58440W105

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or ss.240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act. (b) [ ] Bank as defined in Section 3(a)(6) of the Act. (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940. (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E). (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F). (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G). (h) [ ] A savings association as defined in
         Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j) [ ]  Group, in accordance with ss.240.d-1(b)(1)(ii)(J).

Not applicable

ITEM 4.  Ownership

(a) Amount Beneficially Owned: 439,657

(b) Percent of Class: 3.4%

(c) Number of shares as to which the person has:

    (i) sole power to vote or to direct the vote: 439,657

    (ii) shared power to vote or to direct the vote: None

    (iii) sole power to dispose or to direct the disposition of: 439,657

    (iv) shared power to dispose or to direct the disposition of: None

ITEM 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].

Not applicable

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable

ITEM 8.  Identification and Classification of Members of the Group

Not applicable

ITEM 9.  Notice of Dissolution of Group

Not applicable

ITEM 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Alfred A. Molinari, Jr.
---------------------------
Alfred A. Molinari, Jr.

Dated: March 18, 2003